Exhibit 99.1

Consumers Bancorp, Inc. Reports Fourth

Quarter and Twelve Month Fiscal 2008 Results

Minerva, Ohio—August 15, 2008 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter 2008 earnings per share of $0.23 compared to $0.21 for the previous quarter ended March 31, 2008 and compared to $0.10 for the same period ended June 30, 2007. Net income for the fourth fiscal quarter of 2008 was $465 thousand, an increase of $43 thousand from the previous quarter ended March 31, 2008 and a $266 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the fourth fiscal quarter of 2008 were 0.80% and 9.12%, respectively. This compares to ROA of 0.39% and ROE of 4.06% for the fourth fiscal quarter of 2007.

For the twelve months ended June 30, 2008, net income was $1.8 million compared with $1.3 million for the same period last year. Fiscal year-to-date net income per share was $0.88 compared with $0.60 for the same period in 2007. ROA and ROE for the twelve months ended June 30, 2008 were 0.82% and 9.09%, respectively, compared with 0.63% and 6.43%, respectively, for the prior year.

Interest income for the fourth fiscal quarter of 2008 increased $175 thousand and interest expense increased $1 thousand from the same period last year. The net interest margin increased to 4.42% for the quarter ended June 30, 2008 compared to 4.37% for the previous quarter ended March 31, 2008. The Corporation’s yield on average interest-earning assets declined to 6.36% for the three months ended June 30, 2008 from 6.90% for the same period last year. The Corporation’s cost of funds decreased from 2.96% for the three months ended June 30, 2007 to 2.54% for the three months ended June 30, 2008.

Other income was $637 thousand for the fourth fiscal quarter of 2008 compared with $656 for the quarter ended March 31, 2008 and $469 for the quarter ended June 30, 2007. Within other income, service charges on deposit accounts increased by $62 thousand from the same period last year. Other income for the fourth fiscal quarter of 2007 was negatively impacted by a $156 thousand loss on the sale of other real estate owned that was acquired through loan foreclosure. Other expenses increased $114 thousand, or 5.3%, for the fourth fiscal quarter of 2008 from the same period last year.

Steven L. Muckley, Chief Executive Officer, stated “we are pleased to report strong fourth quarter and fiscal year-end earnings. These earnings reflect increases in both the loan and deposit portfolios and a decrease in loan charge-offs. Commercial and retail customers are turning to community banking in these uncertain times and Consumers has the products and services to meet our customers’ demands.”

Assets at June 30, 2008 totaled $233.1 million, an increase of $31.1 million from June 30, 2007. Available-for-sale securities increased by $17.1 million from June 30, 2007. During the twelve month period ended June 30, 2008, total loans increased by $10.9 million and deposits increased $19.3 million.

Non-performing assets were $1.4 million at June 30, 2008, compared with $1.1 million at March 31, 2008 and $2.4 million at June 30, 2007. The decline from the previous year was primarily attributed to the liquidation of $1.5 million of previously repossessed properties.

For the 2008 fiscal year, the annualized dividend rate increased by 30.8% to $0.34 per share, up from $0.26 paid over the same period in 2007. The share repurchase plan that was approved by the Board of Directors in July 2007 ended with 35,876 shares purchased of the 75,000 shares that were authorized for repurchase.

On August 13, 2008, the Board of Directors of Consumers Bancorp, Inc., declared a $0.10 per share cash dividend for shareholders of record on August 25, 2008 that will be paid on September 12, 2008.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, competitive and regulatory factors and changes in technology.

Contact: Steven L. Muckley, Chief Executive Officer 1-330-868-7701 extension 1140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

June 30, 2008

(Dollars in thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
EARNINGS:
Net interest income	$2,305	$2,131	$8,850	$8,426
Provision for loan losses	109	268	430	728
Other income	637	469	2,468	2,154
Other expenses	2,247	2,133	8,592	8,316
Income tax expense	121	—	493	273
Net income	465	199	1,803	1,263

Net income per share –
Basic	$0.23	$0.10	$0.88	$0.60

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.80%	0.39%	0.82%	0.63%
Return on average equity	9.12	4.06%	9.09	6.43
Net interest margin (Fully Tax Equivalent)	4.42	4.68	4.48	4.67

MARKET DATA:
Book value/common share	$9.64	$9.09
Market close, bid	12.30	10.40
Period end common shares	2,029,558	2,065,434
Average equity: avg. assets	8.82%	9.60%	9.03%	9.75%
Average common shares	2,029,558	2,075,918	2,043,489	2,105,656

ASSET QUALITY:
Net charge-offs	$56	$567	$102	$904
Non-performing assets	1,433	2,437
Allowance for loan losses (ALLL)	1,709	1,381
Net charge-offs to Total Loans (Annualized)	0.15%	1.60%	0.07%	0.64%
ALLL to Total Loans	1.12%	0.98%

ENDING BALANCES:
Assets	$233,077	$201,958
Deposits	188,844	169,591
Loans, net	150,641	140,066
Securities, available for sale	59,212	42,133
Federal Home Loan Bank borrowings	10,601	2,625
Shareholders’ Equity	19,571	18,782